Exhibit 10(h)

Agreement with H. Jarrell Gibbs

Mr. Gibbs entered into an agreement with the Company pursuant to which he relocated to the United Kingdom and agreed to serve as Vice Chairman of The Energy Group beginning June 1, 1998. This agreement provides for annual compensation for Mr Gibbs during his assignment in the United Kingdom of $500,000, certain expense reimbursement for housing in London, relocation, transportation and similar expenses. The term of this agreement expires on May 31, 2000 or upon Mr. Gibbs' relocation to Dallas.